Exhibit 99.1

LiveOne (Nasdaq: LVO) Delivers Record Q1 Fiscal 2027 Results with $19.4 Million Revenue and $4.3 Million Adjusted EBITDA; PodcastOne Posts Record $16.1 Million Revenue

LOS ANGELES, August 12, 2026 -- LiveOne (Nasdaq: LVO), an award-winning, creator-first music, entertainment, and technology platform, announced today its financial results for the first quarter (“Q1 Fiscal 2027”) ended June 30, 2026. LiveOne will host a conference call and webcast today, August 12, 2026.

Financial Highlights

●	Q1 Fiscal 2027 Revenue: $19.4M

●	Q1 Fiscal 2027 Adjusted EBITDA*: $4.3M, a $6.1M improvement from prior year Q1 (or 338%)

●	Audio Division Q1 Fiscal 2027 Revenue: $18.6M, and record Adjusted EBITDA* of $6.3M

●	Increased cash by $3.3 million

●	Increased stockholders’ equity by $6.9 million

●	Reduced total liabilities by $5.5 million

Operational Highlights

●	Expanded B2B partnerships with AT&T, Samsung, LG and VIZIO, adding to other Fortune 500 partners

●	PodcastOne reached a record #6 ranking on Podtrac, surpassing Disney and others, by expanding creator portfolio and content beyond the podcast feed through original programming and strategic partnerships

●	Accelerating AI initiatives across all subsidiaries

●	Expanding M&A pipeline and strategic acquisition opportunities across all subsidiaries

LiveOne’s CEO and Chairman, Robert Ellin, stated, “We delivered year-over-year and sequential revenue growth during the quarter, while also achieving a substantial improvement in gross margin, reflecting the benefits of our AI initiatives and continued efforts to streamline operations,” said Robert Ellin, Chairman and CEO of LiveOne.

Q1 Fiscal 2027 Earnings Conference Call and Webcast

Date:	Wednesday, August 12, 2026
Time:	10:30 AM Eastern Time (7:30 AM Pacific Time)
Webcast Link:	https://events.q4inc.com/attendee/676871665
Dial-in:	(833) 461-5787
International Dial-in:	+44 808 196 8935
Meeting ID:	676 871 665

Q1 Fiscal 2027 vs Q1 Fiscal 2026 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended June 30,
	2026	2025

Revenue	$19,350	$19,207
Operating loss	$(3,676)	$(4,034)
Total other income	$586	$170
Net loss	$(3,098)	$(3,864)
Adjusted EBITDA*	$4,316	$(1,812)
Net loss per share basic and diluted	$(0.23)	$(0.40)

Q1 Fiscal 2027 Results Summary Discussion

For Q1 Fiscal 2027, LiveOne posted revenue of $19.4 million versus $19.2 million in the same period in the prior year, driven primarily by an increase in PodcastOne revenue.

Q1 Fiscal 2027 Operating Loss was ($3.7) million compared to a ($4.0) million Operating Loss in the first quarter ended June 30, 2025 (“Q1 Fiscal 2026”). The $0.3 million improvement in Operating Loss was largely a result of increased margins from Slacker.

Q1 Fiscal 2027 Adjusted EBITDA* was $4.3 million, as compared to Q1 Fiscal 2026 Adjusted EBITDA* of ($1.8) million, an increase of $6.1 million. Q1 Fiscal 2027 Adjusted EBITDA* was comprised of Audio Division Adjusted EBITDA* of $6.3 million, Other Operations Adjusted EBITDA* of ($0.4) million and Corporate Adjusted EBITDA* of ($1.6) million.

About LiveOne

Headquartered in Los Angeles, CA, LiveOne (Nasdaq: LVO) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide and live and virtual events. LiveOne’s subsidiaries include Slacker, PodcastOne (Nasdaq: PODC), PPVOne, Custom Personalization Solutions, LiveXLive and DayOne Music Publishing. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and Twitter at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “could,” “believe,” “seek,” “continue,” “contemplate,” “predict,” “potential,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance stockholder value; LiveOne’s ability to continue as a going concern; LiveOne’s ability to attract, maintain and increase the number of its subscribers and paid users; LiveOne identifying, acquiring, securing and developing content; LiveOne’s ability to implement and continue its announced digital asset treasury strategy and/or purchase digital assets from time to time pursuant to such strategy, including for the maximum announced amount, and other risks related to such strategy; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other debt covenants; LiveOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; LiveOne’s ability to satisfy the conditions for closing on its announced additional convertible debentures financing; uncertain and unfavorable outcomes in legal proceedings and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; significant legal, commercial, regulatory and technical uncertainty and risks related to digital assets; regulatory developments related to digital assets and digital asset markets; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in LiveOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2026, and in LiveOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and LiveOne disclaims any obligation to update these statements, except as may be required by law. LiveOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segments. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales before (a) Cost of Sales share-based compensation expense, (b) depreciation, and (c) amortization of developed technology. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, and (e) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected quarter and full Fiscal 2027 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

LiveOne Press Contact:
press@liveone.com

LiveOne Investor Relations Contact:
IR@liveone.com

Follow LiveOne on social media: Facebook, Instagram, TikTok, YouTube, and X at @liveone.

Financial Information

The tables below present financial results for the three months ended June 30, 2026 and 2025.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	June 30,
	2026	2025

Revenue:	$19,350	$19,207

Operating expenses:
Cost of sales	15,411	16,825
Sales and marketing	923	1,261
Product development	974	934
General and administrative	5,539	4,076
Amortization of intangible assets	179	145
Total operating expenses	23,026	23,241
Loss from operations	(3,676)	(4,034)

Other income (expense):
Interest expense, net	(632)	(687)
Change in fair value of digital assets	(35)	-
Other income (expense)	1,253	857
Total other income (expense), net	586	170

Loss before provision (benefit) for income taxes	(3,090)	(3,864)
Provision for income taxes	8	-
Net loss	(3,098)	(3,864)
Net loss attributable to non-controlling interest	(506)	(271)
Net loss attributed to LiveOne	$(2,592)	$(3,593)

Net loss per share – basic and diluted	$(0.23)	$(0.40)
Weighted average common shares – basic and diluted	13,276,341	9,674,190

LiveOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30,	March 31,
	2026	2026
Assets
Current Assets
Cash and cash equivalents	$8,626	$5,353
Restricted cash	30	30
Accounts receivable, net	8,831	8,437
Inventories	728	685
Prepaid expense and other current assets	3,553	2,273
Total Current Assets	21,768	16,778
Property and equipment, net	3,238	3,297
Goodwill	21,712	21,712
Intangible assets, net	1,808	1,916
Digital assets	-	2,943
Other assets	203	229
Total Assets	$48,729	$46,875

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$28,513	$27,719
Accrued royalties	1,973	3,475
Deferred revenue	1,365	1,789
Convertible note, current portion	3,100	2,900
Total Current Liabilities	34,101	35,883
Notes payable, net	149	149
Convertible note, noncurrent	10,966	11,689
Lease liabilities, noncurrent	134	134
Other long-term liabilities	7,506	11,351
Deferred income taxes	61	61
Total Liabilities	53,767	59,267

Stockholders’ Deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 8,695 and 8,438 shares issued and outstanding as of June 30, 2026 and March 31, 2026, respectively	8,695	8,438
Common stock, $0.001 par value; 500,000,000 shares authorized; 13,631,434 issued and outstanding as of June 30, 2026; 12,386,350 shares issued and outstanding as of March 31, 2026	12	12
Additional paid in capital	268,582	259,122
Treasury stock	(849)	(849)
Accumulated deficit	(290,120)	(287,270)
Total LiveOne's Stockholders’ Deficit	(13,680)	(20,547)
Non-controlling interest	8,642	8,155
Total equity (deficit)	(5,038)	(12,392)
Total Liabilities and Stockholders’ Deficit	$48,729	$46,875

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

	Net	Depreciation	Employee	Other	Non-Recurring Acquisition	Other	(Benefit)
	Income	and	Stock-Based	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)*	Amortization*	Compensation*	Compensation*	Costs (1)*	Expense (2)*	for Taxes*	EBITDA*
Three Months Ended June 30, 2026
Operations –	$(1,558)	$164	$65	$2,832	$75	$(2)	$-	$1,576
Operations – Slacker	1,623	805	16	3,658	-	(1,389)	-	4,713
Operations – Other	(433)	47	16	9	-	6	-	(355)
Corporate	(2,730)	-	68	(288)	525	799	8	(1,618)
Total	$(3,098)	$1,016	$165	$6,211	$600	$(586)	$8	$4,316

Three Months Ended June 30, 2025
Operations –	$(1,054)	$152	$45	$1,420	$17	$-	$-	$580
Operations – Slacker	217	71	1	90	(10)	(561)	-	(192)
Operations – Other	(991)	66	69	144	-	29	-	(713)
Corporate	(2,036)	-	40	(323)	470	362	-	(1,487)
Total	$(3,864)	$289	$155	$1,301	$477	$(170)	$-	$(1,812)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

(2)	Other (income) expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2026*	2025*
Revenue:	$19,350	$19,207
Less:
Cost of sales	15,411	16,825
Amortization of developed technology	(718)	(212)
Gross Profit	3,221	2,170

Add backs:
Share-based compensation	4,897	1,020
Depreciation	3	23
Amortization of developed technology:	718	212
Contribution Margin	$7,601	$3,337

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.